Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bluerock Enhanced Multifamily Trust, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheets of Bluerock Enhanced Multifamily Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, which report appears it the December 31, 2011 annual report on Form 10-K, incorporated herein by reference. We also consent to the use of our reports dated June 28, 2012, with respect to the statements of revenues in excess of certain expenses of Springhouse at Newport News for the years ended December 31, 2011 and 2010, and the statements of revenues in excess of certain expenses of The Reserve at Creekside Village for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010 which reports appear in the current report on Form 8-K dated June 28, 2012 of Bluerock Enhanced Multifamily Trust, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in Cumulative Supplement No. 9 to the Post-Effective Amendment No. 12 on Form S-11 (registration number 333-153135) of Bluerock Enhanced Multifamily trust, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
October 17, 2012